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EXHIBIT 2.2


AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to a certain Stock Purchase Agreement made as of January 26, 1998 ("Agreement") is made as of March 19, 1998 ("Amendment"), by IAC HOLDINGS CORP., a Delaware corporation, with offices located at Stamford, Connecticut ("Buyer") and MARTIN HIRSCHORN, an individual resident in New York, New York ("Hirschorn" or "Seller").


1. The Recitals of the Agreement are amended to read:

                  "Seller desires to sell, and Buyer desires to purchase, a total of 1,914,929 of the issued and outstanding shares (the "Shares") of capital stock, $.10 par value of Industrial Acoustics Company, Inc., a New York corporation (the "Company"), for the consideration and on the terms set forth in this Agreement."

2. Paragraph 2.2 of the Agreement is amend to read:

                  "2.2 PURCHASE PRICE.
                  The purchase price for each of the Shares will be $11.00; therefor, the total purchase price for the Shares is $21,064,219 (the "Purchase Price")."

3. The Buyer hereby expresly waives the Conditions to Closing set forth in Paragraph 2.5 of the Agreement.

4. Schedule A as attached to the Agreement is deleted and is replaced by a revised Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

Buyer:                                                  Seller:
IAC HOLDINGS CORP.


By:   /s/ James A. Read                                  /s/ Martin Hirschorn
       James A. Read                                    Martin Hirschorn
       President


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                                  SCHEDULE A

                                                         PURCHASE
SELLING SHAREHOLDERS                       # OF SHARES     PRICE

Martin Hirschorn                           1,914,429   $21,064,219
Michael Hirschorn                              1,000   $    11,000
Frederic M. Oran                              58,300   $   641,300
Arnold W. Kanarek                              2,500   $    27,500
Trustees of Barnard College                  116,666   $ 1,283,326
Community Fund, Inc.                         233,334   $ 2,566,674
ARK International (Christine Svendsen)         2,500   $    27,500
Ellis Singer                                   8,200   $    90,200
Albert I. Ciriulli                               150   $     1,650
George J. Sotos                               16,325   $   179,575
                                         -----------   -----------

Total                                      2,353,904   $25,892,944
                                         ===========   ===========